EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-3 (No. 333-107295 and 333-107296) and Form S-8 (No. 333-60124, 333-60328, 333-74754, 333-74790, 333-86608, 333-86610, 333-86612, 333-98273, 333-101471, 333-101473, 333-106097 and 333-106098) of Reliant Energy, Inc. of our:

Report dated March 14, 2006 related to the consolidated financial statements, before the effects of the adjustments to retrospectively account for the change in subsidiary guarantors as described in note 16 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for major maintenance to the “expense as incurred” method in 2004) and financial statement schedule of Reliant Energy, Inc. appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2006.

Report dated March 14, 2006 related to the consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2006.

Report dated March 14, 2006 related to the consolidated financial statements of Orion Power Holdings, Inc. appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2006.

Report dated March 14, 2006 related to the consolidated financial statements of Reliant Energy Retail Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Houston, Texas

February 26, 2007